LIQUIDITY SERVICES ANNOUNCES SECOND QUARTER FISCAL YEAR 2022 FINANCIAL RESULTS
Record Quarterly GMV Results Fueled by Gains in High Value Equipment and Real Estate Categories
$1 Billion Annual GMV Milestone Achieved Driven by a 23% Increase in Registered Buyers

Bethesda, MD - May 5, 2022 - Liquidity Services (NASDAQ:LQDT; www.liquidityservices.com), a leading global commerce company providing trusted marketplace platforms that power the circular economy, today announced the following financial results as of the second fiscal quarter ended March 31, 2022 as compared to the applicable prior year periods:

•Gross Merchandise Volume (GMV) of $276.9 million, up 34%, setting a new record, and Revenue of $68.3 million, up 11%
•GAAP Net Income of $12.0 million1, up $6.7 million, and GAAP Diluted EPS of $0.351, up $0.20
•Non-GAAP Adjusted EBITDA of $9.2 million, down $0.2 million, and Non-GAAP Adjusted Diluted EPS of $0.17, down $0.03
•Cash of $84.3 million, $17.0 million of shares repurchased in the quarter, $48.7 million trailing 12-month operating cash flow, and zero financial debt
•Trailing 12-month GMV over $1.0 billion, up 42%, Net Income of $56.7 million1,2, Non-GAAP Adjusted EBITDA of $43.3 million

"In the quarter, we set another quarterly GMV record and eclipsed the $1.0 billion+ GMV milestone on a trailing 12-month basis, as our trusted marketplace platforms, flexible service models, and worldwide reach are providing our buyers and sellers with key benefits as they respond to challenges in global supply chain operations. We continue to execute on our growth initiatives targeting categories such as heavy equipment, vehicles, industrial and consumer goods, and real estate to drive us towards our objective of $1.5 billion in annualized GMV," said Bill Angrick, Liquidity Services CEO.

Second Quarter Business Highlights

•Liquidity Services issued its 2022 ESG Report, detailing its important role in powering the circular economy via its e-commerce platforms to redeploy valuable surplus assets and divert millions of tons of returned goods away from landfills.
•Liquidity Services received the 2021 Value in Excellence Award from ADM (NYSE:ADM). The award program honors company suppliers that deliver superior performance and exceptional value to ADM and its customers.
•Liquidity Services’ leadership role in the circular economy was profiled in a feature broadcast by CNBC entitled: “Inside the Company at the Center of the $644 Billion Liquidation Industry.”
•Liquidity Services entered into a new credit facility with Wells Fargo Bank that provides revolving loans up to a maximum aggregate principal amount of $25 million with a $10 million sublimit for standby letters of credit.

Second Quarter Financial Highlights

GMV for the second quarter was a record $276.9 million, a 34% increase from $207.3 million in the second quarter of 2021.
•GovDeals GMV increased 62%, driven by the post-acquisition results of Bid4Assets and increasing adoption of our digital marketplace solutions by government agencies over traditional sales methods for a broader array of assets, including vehicles, heavy equipment and real estate. The increase also reflects higher recovery rates in selected categories due to macroeconomic factors and strong buyer performance.
•Retail Supply Chain Group (RSCG) and Capital Assets Group (CAG) GMV were consistent with the prior year.
•Company-wide, full-service and self-service consignment sales delivered 87% of total GMV, up from 82% last year.

Revenue for the second quarter was $68.3 million, an 11% increase from $61.8 million in the second quarter of 2021.
•Consolidated revenue growth, as expected, increased below the GMV growth rate due to a shift towards more consignment GMV, and a lower blended take rate due to an increase in higher value assets being sold, including real estate.
•Machinio revenue increased 29%, as equipment owners and dealers continue to demonstrate strong engagement with our digital marketing and inventory management solutions for used capital assets.

Gross Profit for the second quarter was $39.3 million, a 11% increase from $35.4 million in the second quarter of 2021.
•Gross profit margin as a percentage of revenue increased to 58% from 57% due to the increased use of the consignment pricing model, partially offset by changes in the mix of inventory handled by the RSCG segment during the quarter.

Net Income was $12.0 million1, or $0.35 per share1, for the quarter, an increase from $5.3 million, or $0.15 per share last year.
•The $8.5 million non-cash benefit from a reduction in the fair value of the Bid4Assets earn-out liability was partially offset by increased amortization expense from the Bid4Assets acquisition and an increase in income tax expense following the release of our valuation allowance on US deferred tax assets in Q4-FY21.

Non-GAAP Adjusted Net Income was $5.8 million, or $0.17 per share, a decrease from $7.1 million, or $0.20 per share last year, driven by the year-over-year decline in Adjusted EBITDA, incremental depreciation expense associated with continued development and enhancement of our marketplace platforms, and an increase in income tax expense following the release of our valuation allowance on US deferred tax assets in Q4-FY21.

Non-GAAP Adjusted EBITDA was $9.2 million, a $0.2 million decrease from $9.4 million in the second quarter of 2021.
•The investments being made in our people, products, and technology are yielding initial returns in the increasing gross profits realized across our GovDeals, RSCG, and Machinio segments.

1 Includes an $8.5 million, or $0.25 per share, non-cash benefit from the reduction in the fair value of the Bid4Assets earn-out liability due to a decline in the auction events and transactions that are expected to be completed during the earn-out period ending December 31, 2022. This change resulted from developments occurring subsequent to the November 1, 2021 acquisition date and includes extended timelines to advance legislation that allows for online auctions of foreclosed real estate in certain target markets, and other client specific delays in bringing foreclosed real estate to auction. For further information, see Note 11, Fair Value Measurement, to our quarterly report on Form 10-Q for the period ended March 31, 2022.

2 Includes a net $24.6 million non-cash benefit from the release of our valuation allowance on US deferred tax assets in Q4-FY21. For further information, see Note 10, Income Taxes, to our annual report on Form 10-K for the year ended September 30, 2021.

Second Quarter Segment Operating Results
We present operating results in four reportable segments: GovDeals, RSCG, CAG and Machinio. Segment gross profit is calculated as total revenue less cost of goods sold (excludes depreciation and amortization).

Our Q2-FY22 segment results are as follows (unaudited, in millions):

	Three Months Ended March 31,		Six Months Ended March 31,
	2022	2021	2022	2021
GovDeals:
GMV	$180.3	$110.9	$337.2	$218.5
Revenue	$14.6	$11.0	$28.5	$21.8
Gross profit	$13.9	$10.4	$27.1	$20.6

RSCG:
GMV	$59.1	$58.6	$112.5	$110.3
Revenue	$41.8	$39.1	$80.5	$74.0
Gross profit	$16.6	$15.9	$30.9	$30.6

CAG:
GMV	$37.5	$37.8	$87.4	$68.8
Revenue	$9.0	$9.5	$20.2	$17.4
Gross profit	$6.1	$7.0	$14.8	$13.3

Machinio:
GMV	$—	$—	$—	$—
Revenue	$2.9	$2.2	$5.7	$4.4
Gross profit	$2.7	$2.1	$5.4	$4.1

Consolidated:
GMV	$276.9	$207.3	$537.0	$397.7
Revenue	$68.3	$61.8	$135.0	$117.5
Gross profit	$39.3	$35.4	$78.3	$68.6

Additional Second Quarter 2022 Operational Results
•Registered Buyers — At the end of Q2-FY22, registered buyers totaled approximately 4,785,000, representing a 23% increase over the approximately 3,888,000 registered buyers at the end of Q2-FY21. Of the increase, approximately 16% is attributable to the Bid4Assets registered buyer base acquired in Q1-FY22.
•Auction Participants — Auction participants, defined as registered buyers who have bid in an auction during the period (a registered buyer who bids in more than one auction is counted as an auction participant in each auction in which he or she bids), increased to approximately 829,000 in Q2-FY22, a 48% increase from the approximately 561,000 auction participants in Q2-FY21.
•Completed Transactions — Completed transactions increased to approximately 245,000 in Q2-FY22, a 41% increase from the approximately 174,000 completed transactions in Q2-FY21.

Business Outlook
We are well positioned to create value with our technology enabled business services that deliver optimal liquidity in the circular economy. Fueled by strong industry trends, we have expanded the capacity of our sales, marketing, product development and technology teams to grow our business. We have continued to see strong buyer demand for consumer goods, heavy equipment, vehicles, and industrial manufacturing equipment across the globe, leading to strong recovery rates. However, global supply chains are experiencing heightened disruptions from the Russian invasion of Ukraine and its impacts on international trade and energy markets, and the recent COVID-19 lockdowns in regions of China, which could limit the volume of assets made available for sale in any quarterly period. Our expertise in diverse sectors, buyer base across key asset categories, and global reach are providing key advantages to our clients as they navigate in this environment. In addition, we expect to benefit from potential increases in the available supply of used equipment from government sellers acquiring equipment to support infrastructure projects over time and increased demand for that equipment from private sector buyers preparing to support those projects. We also expect the government real estate sector to continue to adopt our technology led solutions for online auctions, including GMV increases from our Bid4Assets acquisition.

We believe that e-commerce acceptance has been permanently advanced by the accelerated general market trends over the last two years towards greater online commerce. We anticipate continued year-over-year strength in our GovDeals segment, as it will again benefit from a seasonal high third quarter in Q3-FY22. We also expect the GovDeals segment GMV to be further boosted by the acquisition of Bid4Assets, a government real estate online auction marketplace, as FY22 progresses. As our real estate product category GMV grows, while it generates strong gross profit margins with similarly low operating expenses to the GovDeals segment, it has a lower impact on our GovDeals and our consolidated revenue growth rates, since real estate take-rates as a percentage of GMV are lower than in our traditional GovDeals asset categories. We anticipate the CAG segment will benefit from its strong global pipeline of project based GMV for industrial products in the second half of the year, but may be influenced by timing changes related to global supply chain disruptions. RSCG GMV is expected to remain steady year-over-year for Q3-FY22, as RSCG segment continues its focus on delivering value to its seller clients and diversifying its seller product flows, even as sellers expand capacity to handle the growing volume of returns in retail goods from the acceleration in adoption of online purchasing by retail customers.

Our Q3-FY22 guidance range for GMV is above the same period last year, from 35% to 47% at the low to high ends of our guidance range, respectively, despite the prior year comparable period including strong market prices for used vehicles at GovDeals and a more favorable mix of supply and related take rates at RSCG. As consignment GMV sales grow faster than under the purchase model and we integrate the sales from our growing real estate business, revenue as a percentage of GMV would be expected to decline resulting in a slower revenue growth percentage from this strategic business-model shift. Our profit guidance for Q3-FY22 is below the same period last year due to RSCG product source and mix changes that we expect to continue to result in a lower gross profit margin than in the prior year and increased operations costs from our RSCG growth initiatives, and other incremental investment in sales, marketing, and technology in anticipation of driving growth across our segments towards our $1.5 Billion annual GMV objective. We anticipate operating leverage to improve during the course of FY22 as we transact more volume on our platform.

As a result of reversing our tax valuation allowance in Q4-FY21 due to our strong level of profitability trends, our effective tax rate is expected to be approximately 16-22% in Q3-FY22. This higher effective tax rate will have no significant corresponding increase to cash paid for income taxes for FY22 yet will have negative year-over-year comparable impacts to our FY22 net income and EPS.

The following forward-looking statements reflect the following trends and assumptions for Q3-FY22 compared to the prior year's period:

•continued R&D spending to support omni-channel behavioral marketing, expanded analytics, and buyer/seller payment optimization;
•increased spending in business development activities to capture market opportunities, targeting expected payback periods of 12 to 18 months;
•stabilized macroeconomic factors that most directly influence the supply and recovery rates of asset categories, such as transportation assets;
•marketplace seasonality converging back to prior trends;
•continued mix shift to consignment pricing model, which will lower revenue as a percent of GMV but can improve gross profit margins;
•variability in the inventory product mix handled by the RSCG segment, which can cause a decline in revenues and/or gross profit margins, including variability due to sellers better optimizing their reverse supply chain operations to return more product to shelves and to avoid episodic seller capacity constraints at certain warehouse or distribution center locations;
•continued growth in the government real estate category within the GovDeals segment, which will lower revenue as a percent of GMV but is not expected to significantly impact gross profit margins. COVID-19 and its variants can impact the availability of government policies and resources towards making properties available for auction, which could cause delays in the timing of auction events;

•continued variability in project size and timing within our CAG segment, especially as the Russian invasion of Ukraine and COVID-19 and its variants continue to impact the global economy and the ability to conduct transactions;
•continued growth and expansion resulting from the continuing acceleration of broader market adoption of the digital economy, particularly in our GovDeals and RSCG seller accounts and programs, including the execution by RSCG on its business plans for the launch of AllSurplus Deals and expansion of its distribution network into the northeast;
•continued growth in our Machinio Advertising subscription service and acceptance of other Machinio service offerings;
•we expect our Q3-FY22 effective tax rate (ETR) to increase to approximately 16% to 22% without a corresponding increase to cash paid for income taxes due to our continued net operating loss carryforward position. The ETR increase is mainly a result of no longer having a valuation allowance on our US deferred tax assets. This range excludes any potential impacts from legislative changes to US corporate tax rates that may be enacted during Q3-FY22; and potential impacts from items that have limited visibility and can be highly variable, including effects of stock compensation due to participant exercise activity and changes in our stock price, and the effects of changes in the fair value of the Bid4Assets earn-out liability.
•no significant changes to the fair value of the Bid4Assets earn-out liability during Q3-FY22. Changes to the fair value of the Bid4Assets earn-out liability, which has limited visibility and can be highly variable, can impact our GAAP Net Income and GAAP EPS metrics until the earn-out period is complete, the maximum potential earn-out value is $37.5 million;
•our diluted weighted average number of shares outstanding will be between 34.0 and 34.5 million, and we have no authorization to repurchase shares; and
•successful integration of Bid4Assets and execution by Bid4Assets on planned real estate auction activity and its business plan, including efforts that are underway with local and state governments to advance legislation that allows for online auctions for foreclosed and tax foreclosed real estate.

For Q3-FY22 our guidance is as follows:

GMV - We expect GMV for Q3-FY22 to range from $330 million to $360 million.

GAAP Net Income - We expect GAAP Net Income for Q3-FY22 to range from $3.0 million to $6.0 million.

GAAP Diluted EPS - We expect GAAP Diluted Earnings Per Share for Q3-FY22 to range from $0.09 to $0.18.

Non-GAAP Adjusted EBITDA -We expect Non-GAAP Adjusted EBITDA for Q3-FY22 to range from $9.0 million to $12.0 million.

Non-GAAP Adjusted Diluted EPS - We expect Non-GAAP Adjusted Earnings Per Diluted Share for Q3-FY22 to range from $0.16 to $0.25.

Reconciliation of GAAP to Non-GAAP Measures

Non-GAAP EBITDA and Non-GAAP Adjusted EBITDA. Non-GAAP EBITDA is a supplemental non-GAAP financial measure and is equal to net income plus interest and other income, net; provision for income taxes; and depreciation and amortization. Our definition of Non-GAAP Adjusted EBITDA differs from Non-GAAP EBITDA because we further adjust Non-GAAP EBITDA for stock compensation expense, acquisition costs such as transaction expenses and changes in earn-out estimates, business realignment expenses, deferred revenue purchase accounting adjustments, and goodwill, long-lived and other asset impairment. A reconciliation of Net Income to Non-GAAP EBITDA and Non-GAAP Adjusted EBITDA is as follows:

	Three Months Ended March 31,		Six Months Ended March 31,
	2022	2021	2022	2021
	(Unaudited)
Net income	$11,970	$5,260	$15,572	$9,775
Interest and other income, net[1]	51	69	18	(34)
Provision for income taxes	1,059	407	2,071	704
Depreciation and amortization	2,603	1,670	4,906	3,541
Non-GAAP EBITDA	$15,683	$7,406	$22,567	$13,986
Stock compensation expense	1,992	1,761	4,272	3,990
Acquisition costs and impairment of long-lived and other assets[2]	40	203	252	203
Fair value adjustments to acquisition earn-outs	(8,500)	—	(8,500)	—
Business realignment expenses[2,3]	—	—	—	5
Non-GAAP Adjusted EBITDA	$9,215	$9,370	$18,591	$18,184

1 Interest and other income, net, per the Consolidated Statements of Operations, excluding the non-service components of net periodic pension (benefit).
2 Acquisition costs and impairment of long-lived and other assets, are included in Other operating expenses (income) on the Consolidated Statements of Operations.
3 Business realignment expense includes the amounts accounted for as exit costs under ASC 420, and the related impacts of business realignment actions subject to other accounting guidance.

Non-GAAP Adjusted Net Income and Non-GAAP Adjusted Basic and Diluted Earnings Per Share. Non-GAAP Adjusted Net Income is a supplemental non-GAAP financial measure and is equal to Net Income plus stock compensation expense, acquisition related costs such as transaction expenses and changes in earn-out estimates, amortization of intangible assets, business realignment expenses, deferred revenue purchase accounting adjustments, goodwill, long-lived and other asset impairments, and the estimated impact of income taxes on these non-GAAP adjustments as well as non-recurring tax adjustments. Non-GAAP Adjusted Basic and Diluted Income Per Share are determined using Adjusted Net Income. For Q2-FY22 the tax rate used to estimate the impact of income taxes on the non-GAAP adjustments was 23% compared to 22% used for the Q2-FY21 results, except no impact of income taxes was applied to the fair value adjustments to earn-out liabilities as it is not subject to income taxation. These tax rates exclude the impacts of the charge to our U.S. valuation allowance and the fair value adjustments to earn-out liabilities. A reconciliation of Net Income to Non-GAAP Adjusted Net Income and Non-GAAP Adjusted Basic and Diluted Income Per Share is as follows, with the Q2-FY21 results recast to reflect the previously announced change in the Company's calculation method to adjustment for the amortization of intangible assets:

	Three Months Ended March 31,		Six Months Ended March 31,
	2022	2021	2022	2021
	(Unaudited)
(Dollars in thousands, except per share data)		(recast)**		(recast)**
Net income	$11,970	$5,260	$15,572	$9,775
Stock compensation expense	1,992	1,761	4,272	3,990
Intangible asset amortization expense	984	336	1,751	673
Acquisition costs and impairment of long-lived and other non-current assets*	40	203	252	203
Fair value adjustments to acquisition earn-outs	(8,500)	—	(8,500)	—
Business realignment expenses*	—	—	—	5
Income tax impact of adjustments	(684)	(497)	(1,425)	(1,052)
Non-GAAP Adjusted net income	$5,802	$7,063	$11,922	$13,594
Adjusted basic income per common share	$0.18	$0.21	$0.36	$0.41
Adjusted diluted income per common share	$0.17	$0.20	$0.35	$0.39
Basic weighted average shares outstanding	32,561,903	33,491,395	32,769,057	33,332,417
Diluted weighted average shares outstanding	34,004,568	35,559,747	34,382,149	34,914,549

*Acquisition related costs, impairment of long-lived and other assets, and business realignment expenses, which are excluded from Non-GAAP Adjusted Net Income, are included in Other operating expenses (income) on the Statements of Operations.

** In response to the acquisition of Bid4Assets, in the first quarter of 2022, the Company's calculation method for Adjusted Net Income and Adjusted EPS was modified and prior period results were recast to reflect an adjustment for amortization of intangible assets. This change to the calculation improves the comparability of our Non-GAAP financial results between periods, as the timing of acquisitions and their impacts to intangible amortization expense through the application of purchase accounting can be variable, impacting our ability to otherwise assess and communicate changes in the performance of the Company's underlying operations.

Q2-FY22 Conference Call
The Company will host a conference call to discuss this quarter's results at 10:30 a.m. Eastern Time today. Investors and other interested parties may access the teleconference by dialing (866) 374-5140 or (404) 400-0571 and entering the conference PIN 45159160#. A live web cast of the conference call will be provided on the Company's investor relations website at http://investors.liquidityservices.com. An archive of the web cast will be available on the Company's website until May 5, 2023 at 11:59 p.m. Eastern Time. The replay will be available starting at 1:30 p.m. ET on the day of the call.

Non-GAAP Measures
To supplement our consolidated financial statements presented in accordance with generally accepted accounting principles (GAAP), we use certain non-GAAP measures of certain components of financial performance. These non-GAAP measures include earnings before interest, taxes, depreciation and amortization (EBITDA), Adjusted EBITDA, Adjusted Net Income (Loss) and Adjusted Earnings (Loss) per Share. These non-GAAP measures are provided to enhance investors’ overall understanding of our current financial performance and prospects for the future. We use EBITDA and Adjusted EBITDA: (a) as measurements of operating performance because they assist us in comparing our operating performance on a consistent basis as they do not reflect the impact of items not directly resulting from our core operations; (b) for planning purposes, including the preparation of our internal annual operating budget; (c) to allocate resources to enhance the financial performance of our business; (d) to evaluate the effectiveness of our operational strategies; and (e) to evaluate our capacity to fund capital expenditures and expand our business. Adjusted Earnings (Loss) per Share is the result of our Adjusted Net Income (Loss) and diluted shares outstanding.

We believe these non-GAAP measures provide useful information to both management and investors by excluding certain expenses that may not be indicative of our core operating measures. In addition, because we have historically reported certain non-GAAP measures to investors, we believe the inclusion of non-GAAP measures provides consistency in our financial reporting. These measures should be considered in addition to financial information prepared in accordance with GAAP, but should not be considered a substitute for, or superior to, GAAP results. A reconciliation of all historical non-GAAP measures included in this press release, to the most directly comparable GAAP measures, may be found in the financial tables included in this press release.

Supplemental Operating Data
To supplement our consolidated financial statements presented in accordance with GAAP, we use certain supplemental operating data as a measure of certain components of operating performance. We review GMV because it provides a measure of the volume of goods being sold in our marketplaces and thus the activity of those marketplaces. GMV and our other supplemental operating data, including registered buyers, auction participants and completed transactions, also provide a means to evaluate the effectiveness of investments that we have made and continue to make in the areas of seller and buyer support, value-added services, product development, sales and marketing and operations. Therefore, we believe this supplemental operating data provides useful information to both management and investors. In addition, because we have historically reported certain supplemental operating data to investors, we believe the inclusion of this supplemental operating data provides consistency in our financial reporting. This data should be considered in addition to financial information prepared in accordance with GAAP, but should not be considered a substitute for, or superior to, GAAP results.

Forward-Looking Statements
This document contains forward-looking statements made pursuant to the Private Securities Litigation Reform Act of 1995. These statements are only predictions. The outcome of the events described in these forward-looking statements is subject to known and unknown risks, uncertainties and other factors that may cause our actual results, levels of activity, performance or achievements to differ materially from any future results, levels of activity, performance or achievements expressed or implied by these forward-looking statements. These statements include, but are not limited to, statements regarding the Company’s business outlook; expected future results; expected future effective tax rates; and trends and assumptions about future periods. You can identify forward-looking statements by terminology such as “may,” “will,” “should,” “could,” “would,” “expects,” “intends,” “plans,” “anticipates,” “believes,” “estimates,” “predicts,” “potential,” “continues” or the negative of these terms or other comparable terminology. Our business is subject to a number of risks and uncertainties, and our past performance is no guarantee of our performance in future periods. Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, levels of activity, performance or achievements.

There are several risks and uncertainties that could cause our actual results to differ materially from the forward-looking statements in this document. Important factors that could cause our actual results to differ materially from those expressed as forward-looking statements are set forth in our filings with the SEC from time to time, and include, among others, changes in political, business and economic conditions; the duration and impact of the COVID-19 pandemic, the Russian invasion of Ukraine, and inflation on the Company’s operations, the operations of customers, project size and timing of auctions, operating costs, and general economic conditions; retail clients investing in their warehouse operations capacity to handle higher volumes of online returns resulting in a retailers sending the Company a reduced volume of returns merchandise or sending us a product mix that is lower in value due to the removal of high value returns; the numerous factors that influence the supply of and demand for used merchandise, equipment and surplus assets; the Company’s need to manage the attraction of sellers and buyers in a broad range of asset categories with varying degrees of maturity and in many different geographies; economic and other conditions in local, regional and global sectors; the Company’s ability to successfully integrate acquired companies, including its most recent acquisitions of Machinio Corp. and Bid4Assets, Inc., and successfully execute on anticipated business plans such as the efforts that are underway with local and state governments to advance legislation that allows for online auctions for foreclosed and tax foreclosed real estate; the Company’s need to successfully react to the increasing importance of mobile commerce and the increasing environmental and social impact aspects of e-commerce in an increasingly competitive environment for our business, including not only risks of disintermediation of our e-commerce services by our competitors but also by our buyers and sellers; the Company’s ability to timely upgrade and develop our technology systems, infrastructure and marketing and customer service capabilities at reasonable cost while maintaining site stability and performance and adding new products and features; the Company’s ability to attract, retain and develop the skilled employees that we need to support our business; and the risks and uncertainties set forth in the Company’s Annual Report on Form 10-K for the year ended September 30, 2021, and Form 10-Q for the period ended March 31, 2022 which are available on the SEC and Company websites. There may be other factors of which we are currently unaware or which we deem immaterial that may cause our actual results to differ materially from the forward-looking statements.

All forward-looking statements attributable to us or persons acting on our behalf apply only as of the date of this document and are expressly qualified in their entirety by the cautionary statements included in this document. Except as may be required by law, we undertake no obligation to publicly update or revise any forward-looking statement to reflect events or circumstances occurring after the date of this document or to reflect the occurrence of unanticipated events.

About Liquidity Services
Liquidity Services (NASDAQ:LQDT) operates the world’s largest B2B e-commerce marketplace platform for surplus assets with over $9 billion of completed transactions, to more than 4.7 million qualified buyers worldwide and 15,000 corporate and government sellers worldwide. It supports its clients’ sustainability efforts by helping them extend the life of assets, prevent unnecessary waste and carbon emissions, and defer products from landfills.

Contact:
Investor Relations
investorrelations@liquidityservicesinc.com

Liquidity Services and Subsidiaries
Unaudited Condensed Consolidated Balance Sheets
(Dollars in Thousands, Except Par Value)

	March 31, 2022	September 30, 2021
	(Unaudited)
Assets
Current assets:
Cash and cash equivalents	$84,264	$106,335
Accounts receivable, net of allowance for doubtful accounts of $336 and $490	6,606	5,866
Inventory, net	13,079	12,468
Prepaid taxes and tax refund receivable	1,715	1,713
Prepaid expenses and other current assets	6,508	5,460
Total current assets	112,172	131,842
Property and equipment, net of accumulated depreciation of $21,656 and $18,558	18,243	17,634
Operating lease assets	14,085	13,478
Intangible assets, net	18,209	3,453
Goodwill	89,691	59,872
Deferred tax assets	18,508	23,822
Other assets	5,911	5,475
Total assets	$276,819	$255,576
Liabilities and stockholders’ equity
Current liabilities:
Accounts payable	$41,029	$40,611
Accrued expenses and other current liabilities	37,946	25,975
Current portion of operating lease liabilities	4,306	4,250
Deferred revenue	5,067	4,624
Payables to sellers	44,238	33,713
Total current liabilities	132,586	109,173
Operating lease liabilities	10,831	10,098
Other long-term liabilities	413	1,290
Total liabilities	143,830	120,561
Commitments and contingencies (Note 13)	0	0
Stockholders’ equity:
Common stock, $0.001 par value; 120,000,000 shares authorized; 35,563,988 shares issued and outstanding at March 31, 2022; 35,457,095 shares issued and outstanding at September 30, 2021	36	35
Additional paid-in capital	254,680	252,017
Treasury stock, at cost; 3,385,827 shares at March 31, 2022 and 2,222,083 shares at September 30, 2021	(56,726)	(36,628)
Accumulated other comprehensive loss	(9,311)	(9,011)
Accumulated deficit	(55,690)	(71,398)
Total stockholders’ equity	$132,989	$135,015
Total liabilities and stockholders’ equity	$276,819	$255,576

Liquidity Services and Subsidiaries
Unaudited Condensed Consolidated Statements of Operations
(Dollars in Thousands, Except Per Share Data)

	Three Months Ended March 31,		Six Months Ended March 31,
	2022	2021	2022	2021
	(Unaudited)
Revenue	$37,384	$35,968	$73,602	$67,040
Fee revenue	30,891	25,818	61,381	50,498
Total revenue	68,275	61,786	134,983	117,538
Costs and expenses from operations:
Cost of goods sold (excludes depreciation and amortization)	28,968	26,385	56,730	48,958
Technology and operations	13,872	12,085	27,790	22,644
Sales and marketing	11,273	8,910	21,317	18,018
General and administrative	7,053	6,892	15,284	13,902
Depreciation and amortization	2,603	1,670	4,906	3,541
Fair value adjustments of acquisition earn-outs	(8,500)	—	(8,500)	—
Other operating expenses (income)	23	206	(10)	210
Total costs and expenses	55,292	56,148	117,517	107,273
Income from operations	12,983	5,638	17,466	10,265
Interest and other income, net	(46)	(29)	(177)	(214)
Income before provision for income taxes	13,029	5,667	17,643	10,479
Provision for income taxes	1,059	407	2,071	704
Net income	$11,970	$5,260	$15,572	$9,775
Basic income per common share	$0.37	$0.16	$0.48	$0.29
Diluted income per common share	$0.35	$0.15	$0.45	$0.28
Basic weighted average shares outstanding	32,561,903	33,491,395	32,769,057	33,332,417
Diluted weighted average shares outstanding	34,004,568	35,559,747	34,382,149	34,914,549

Liquidity Services and Subsidiaries
Unaudited Condensed Consolidated Statements of Cash Flows
(Dollars in Thousands)

	Six Months Ended March 31,
	2022	2021
	(Unaudited)
Operating activities
Net income	$15,572	$9,775
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	4,906	3,541
Stock compensation expense	4,272	3,990
Inventory adjustment to net realizable value	98	—
Provision for doubtful accounts	11	175
Deferred tax provision	1,590	64
Gain on disposal of property and equipment	(13)	44
Gain on termination of lease	(240)	—
Impairment of long-lived and other assets	31	203
Change in fair value of earn-out liability	(8,500)	—
Changes in operating assets and liabilities:
Accounts receivable	(637)	(594)
Inventory	(709)	(7,517)
Prepaid and deferred taxes	(3)	57
Prepaid expenses and other assets	(1,230)	(1,358)
Operating lease assets and liabilities	422	(52)
Accounts payable	393	14,947
Accrued expenses and other current liabilities	(8,121)	2,003
Deferred revenue	442	916
Payables to sellers	7,149	5,383
Other liabilities	(806)	(262)
Net cash provided by operating activities	14,627	31,315
Investing activities
Cash paid for business acquisition, net of cash acquired	(11,164)	—
Purchases of property and equipment, including capitalized software	(3,572)	(2,418)
Increase in intangibles	(8)	(21)
Proceeds from sales of property and equipment	17	35
Proceeds from promissory note	—	824
Net cash used by investing activities	(14,727)	(1,580)
Financing activities
Payments of the principal portion of finance lease liabilities	(51)	(17)
Payment of debt issuance costs	(91)	—
Taxes paid associated with net settlement of stock compensation awards	(1,809)	(3,202)
Proceeds from exercise of stock options	—	351
Common stock repurchased	(19,998)	(16,143)
Net cash used by financing activities	(21,949)	(19,011)
Effect of exchange rate differences on cash and cash equivalents	(22)	853
Net (decrease) increase in cash and cash equivalents	(22,071)	11,577
Cash and cash equivalents at beginning of period	106,335	76,036
Cash and cash equivalents at end of period	$84,264	$87,613
Supplemental disclosure of cash flow information
Cash paid for income taxes, net	$350	$508
Non-cash: Earnout liability for acquisition activity	$19,500	$—
Non-cash: Common stock surrendered in the exercise of stock options	$100	$1,502